EXHIBIT 10.2

Caterpillar Inc.

2006 Long-Term Incentive Plan

Stock Appreciation Rights

[Insert Grant Date]

If you were awarded stock appreciation rights (“SARs”) on [Insert Grant Date] (the “Grant Date”) pursuant to the Caterpillar Inc. 2006 Long-Term Incentive Plan (the “Plan”) at a price of [Insert Grant Price] (the “Grant Price”), this document specifies the material terms and provisions applicable to such award (the “SAR Award”).

Term of the Award

The SAR Award will expire unless exercised by the tenth anniversary of the Grant Date (the “Expiration Date”).

Vesting

The SAR Award is subject to a three-year cliff-vesting period. The SAR Award will become fully vested (and, thus, exercisable) on the third anniversary of the Grant Date (the “Vesting Date”). If you terminate employment for any reason other than long-service separation, disability or death (as described more fully below) prior to the Vesting Date, the SAR Award will be forfeited.

Exercise of Award

The SAR Award only may be exercised through the Plan’s designated broker, the Gallagher Group at Smith Barney, or through such other means as Caterpillar Inc. (the “Company”) may designate. You may exercise the SARs associated with the SAR Award by providing notice of exercise, in a form acceptable to the Company, setting forth the number of SARs to be exercised. Upon the exercise of the SAR, the exercise will be settled in shares of Company common stock. The exercise may not be settled in cash.

Upon exercise, you will be entitled to receive shares of Company common stock equal to the excess of the fair market value of a share of Company common stock on the date the SAR is exercised over the Grant Price, multiplied by the number of SARs exercised.  For example, if you were granted 1,000 SARs at a price of $75 and on the date you exercise, the fair market value of Company common stock is $100 per share, you would receive 250 shares of Company common stock, less any shares withheld to satisfy mandatory income and social tax withholding requirements.

Termination of Employment

Your termination of employment with the Company and its subsidiaries will impact the SAR Award as follows:

•                  Long-Service Separation

If your employment with the Company and/or its subsidiaries or affiliates terminates by reason of long-service separation, the SAR Award will become fully vested to the extent not vested and to the extent that you were continuously employed by the Company and/or its subsidiaries or affiliates for six months immediately following the Grant Date.  Such SAR Award will remain exercisable until the earlier of: (1) the Expiration Date or (2) 60 months from the date of such termination of employment.  For purposes of this SAR Award, “long-service separation” means termination of employment after attainment of age 55 with 5 or more years of company service.

•                  Disability

If your employment with the Company and/or its subsidiaries terminates by reason of disability (as defined in the Plan), the SAR Award will become fully vested.  Such SAR Award will remain exercisable until the earlier of: (1) the Expiration Date or (2) 60 months from the date of such termination of employment.

•                  Death

If your employment with the Company and/or its subsidiaries terminates by reason of death, the SAR Award will become fully vested.  Such SAR Award will remain exercisable by your beneficiary (or your estate if you have not named a beneficiary at the time of your death) until the earlier of: (1) the Expiration Date; (2) 38 months following your termination of employment; or (3) 66 months following long-service separation or termination due to disability, if applicable.

•                  Cause

If your employment with the Company is terminated for cause (as defined in the Plan), all of your unexercised SARs associated with the SAR Award (whether vested or non-vested) shall expire immediately and all rights thereunder cease upon such termination.

•                  Other

If your employment with the Company and/or its subsidiaries or affiliates terminates for any reason other than long-service separation, disability, cause or death (e.g., quit or discharge), all non-vested SARs associated with the SAR Award shall be immediately forfeited to the company.  With respect to vested SARS, you will have until the earlier of (1) the Expiration Date or (2) 60 days from the date of such termination of employment to exercise.

Transferability of Award

Subject to certain exceptions set forth in the Plan, the SAR Award is only exercisable by you (or your beneficiary, estate or representative, as applicable) and may not be assigned, transferred, pledged or hypothecated in any way. The SAR Award is not subject to execution, attachment or similar process. Any attempt at such, contrary to the provisions of the Plan, will be null and void and without effect.

Designation of Beneficiary

If you have not done so already, you are encouraged to designate a beneficiary (or beneficiaries) to whom your benefits under the Plan will be paid upon your death. If you do not designate a beneficiary, any benefits payable pursuant to the Plan upon your death will be paid to your estate.

Administration of the Plan

The SAR Award shall at all times be subject to the terms and provisions of the Plan and the Plan shall be administered in accordance with the terms of, and as provided in, the Plan. In the event of conflict between the terms and provisions of this document and the terms and provisions of the Plan, the provisions of the Plan shall control.

Tax Impact

Please refer to the Plan Prospectus for a general description of the U.S. federal tax consequences of a SAR Award. You may also wish to consult with your personal tax advisor regarding how the SAR Award will impact your individual tax situation.

Code Section 409A

It is intended that this SAR Award complies with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated and other official guidance issued thereunder (“Code Section 409A”), to the extent applicable.  The Plan and this SAR Award document shall be interpreted and construed on a basis consistent with such intent.

Notwithstanding anything contained herein to the contrary, the Compensation Committee of the Board (the “Committee”) reserves the right (including the right to delegate such right) to unilaterally amend this SAR Award document (and thus the terms of the SAR Award) without your consent solely in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A.  Your acceptance of this SAR Award constitutes acknowledgement and consent to such rights of the Committee.

Compliance with Securities Laws

The Company will take steps required to achieve compliance with all applicable U.S. federal and state securities laws (and others, including registration requirements) and with the rules and practices of the stock exchanges upon which the stock of the Company is listed.

Adjustment of Shares

Provisions are made within the Plan covering the effect of stock dividends, stock splits, changes in par value, changes in kind of stock, sale, merger, recapitalization, reorganization, etc.

Effect on Other Benefits

The SAR Award (and its exercise) is not intended to impact the coverage of or the amount of any other employee benefit plans in which you participate that are sponsored by the Company and any of its subsidiaries or affiliates.

Acceptance of Award

Your acceptance of this SAR Award constitutes acknowledgement and consent to the terms of the SAR Award as described in this SAR Award document.

Further Information

For more detailed information about the Plan, please refer to the Plan prospectus or the Plan itself. Copies of the prospectus and the Plan can be obtained from the Executive Compensation intranet Web site at Cat @work under the Compensation + Benefits tab. If you have any questions regarding your equity compensation under the Plan, please contact Paul Gaeto, Director of Compensation + Benefits at (309) 675-5624.